UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 16, 2008
Loral Space & Communications Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Third Avenue New York, New York	10016

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 697-1105
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 16, 2008, Space Systems/Loral, Inc. (“SS/L”), a wholly owned subsidiary of Loral Space & Communications Inc. (“Loral”), entered into a Credit Agreement (the “Credit Agreement”) with the several banks and other financial institutions named therein (the “Lenders”), Bank of America, N.A., as documentation agent, ING Bank, N.V., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
The Credit Agreement provides for a $100 million senior secured revolving credit facility (the “Revolving Facility”). The Revolving Facility includes a $50 million letter of credit sublimit and a $10 million sublimit for swingline loans (the “Swingline Loans”). The Credit Agreement is for a term of three years and matures on October 16, 2011 (the “Maturity Date”).
The Credit Facility also includes an accordion feature that will allow SS/L, on a one-time basis, to increase the available commitment by $25 million, subject to securing additional commitments from existing Lenders or new lending institutions. In addition, the Credit Agreement contains customary conditions precedent to each borrowing, including absence of defaults and accuracy of representations and warranties. The Revolving Facility is available to finance the working capital needs and general corporate purposes of SS/L and its subsidiaries.
The obligations under the Credit Agreement are secured by (i) a first mortgage on certain real property owned by SS/L, (ii) a first priority security interest in certain tangible and intangible assets of SS/L and certain of its subsidiaries and (iii) a pledge of all issued and outstanding common stock of SS/L and certain of its subsidiaries.
At SS/L’s election, outstanding indebtedness under the Revolving Facility (other than Swingline Loans) will bear interest at an annual rate equal to either: (a) two and seventy-five hundredths percent (2.75%) plus the greater of (1) the Administrative Agent’s Prime Rate then in effect and (2) the Federal Funds Rate then in effect plus one half of one percent (0.5%) (the “ABR Rate”) or (b) the Eurodollar Rate plus three and seventy-five hundredths percent (3.75%). Interest accrues on the Swingline Loans at the ABR Rate. All interest is calculated on the basis of actual number of days outstanding in a year of 360 days, except that, with respect to the interest calculated at an ABR Rate that is based on the Administrative Agent’s Prime Rate, such interest is calculated on the basis of actual number of days outstanding in a year of 365 or 366 days, as they case may be. In addition, the Credit Agreement requires the Company to pay certain customary fees, costs and expenses of the Lenders and the Administrative Agent.
The Credit Agreement contains certain covenants which, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends or stock repurchases, asset sales, mergers and consolidations, liens, changes to the line of business and other matters customarily restricted in such agreements. Additionally, the Credit Agreement requires SS/L to maintain minimum consolidated leverage and interest coverage ratios.
Upon due notice, SS/L may prepay outstanding principal in whole or in part, together with accrued interest, without premium or penalty. The Credit Agreement requires SS/L to prepay outstanding principal and accrued interest upon certain events, including certain asset sales. If an event of default shall occur and be continuing, the commitments of all Lenders under the Credit Agreement may be terminated and the principal amount outstanding, together with all accrued and unpaid interest, may be declared immediately due and payable. Under the Credit Agreement, events of default include, among other things, non-payment of amounts due under the Credit Agreement, default in payment of certain other indebtedness, breach of certain covenants, bankruptcy, violations under ERISA, violations under certain United States export control laws and regulations, a change of control of SS/L and if certain liens on the collateral securing the obligations under the Credit Agreement fail to be perfected. All outstanding principal is payable in full upon the Maturity Date.
On October 20, 2008, in connection with SS/L’s execution and delivery of the Credit Agreement, Loral entered into a Parent Guarantee Agreement (the “Parent Guarantee”) in favor of the Administrative Agent. The Parent Guarantee provides for Loral to unconditionally guarantee the monetary obligations of SS/L under the Credit Agreement on the terms and conditions set forth therein. In the event Loral disposes of its interest in Telesat Holdings Inc., the Parent Guarantee requires Loral to retain a portion of the proceeds.
The descriptions of the Credit Agreement and the Parent Guarantee do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Parent Guarantee, copies of which are filed hereto as Exhibits 10.1 and 10.2, respectively and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Credit Agreement, dated as of October 16, 2008, among Space Systems/Loral, Inc., as Borrower, the several lenders from time to time party thereto, Bank of America, N.A., as Documentation Agent, ING Bank, N.V., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Parent Guarantee Agreement, dated as of October 22, 2008, by Loral Space & Communications Inc. in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2008	LORAL SPACE & COMMUNICATIONS INC.
	By:	/s/ Richard P. Mastoloni
		Name:	Richard P. Mastoloni
		Title:	Senior Vice President-Finance and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Credit Agreement, dated as of October 16, 2008, among Space Systems/Loral, Inc., as Borrower, the several lenders from time to time party thereto, Bank of America, N.A., as Documentation Agent, ING Bank, N.V., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Parent Guarantee Agreement, dated as of October 22, 2008, by Loral Space & Communications Inc. in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.